Exhibit 99.1

DELTIC Timber Corporation	NEWS RELEASE	210 EAST ELM STREET
El Dorado, AR 71730
NYSE: DEL

FOR RELEASE	CONTACT:	Kenneth D. Mann	Clefton D. Vaughan
April 25, 2006		Investor Relations	Public Relations
		(870) 881-6432	(870) 881-6407

Deltic Announces First Quarter 2006 Results

EL DORADO, AR — President and Chief Executive Officer, Ray C. Dillon, of Deltic Timber Corporation (NYSE-DEL) announced today that net income for the first quarter of 2006 of $3.8 million, $.31 a share, improved 52 percent when compared to $2.5 million, $.21 a share, a year ago. Operating income totaled $7.3 million for the current period, a $1 million increase from the first quarter of 2005, primarily due to a 19 percent increase in pine sawtimber sales volume at a nine percent higher average per-ton sales price. Net cash provided by operating activities was $8.8 million for 2006’s first quarter, which compares to $9.2 million a year ago.

In commenting on the results, Mr. Dillon said, “We are pleased to report that the period-over-period growth in net income that Deltic accomplished for the year of 2005 has continued for the first quarter of 2006. In our Woodlands segment, we increased the pine sawtimber harvest level in order to capitalize on a strong timber market, evidenced by a $4 per ton increase in average sales price from a year ago. However, we do not plan to exceed our budgeted annual harvest volume. While financial results for the Mills segment decreased slightly from last year’s first quarter, they improved $1.8 million from the fourth quarter of 2005. Our lumber manufacturing operations set new records for hourly productivity rates as a result of capital improvements made during 2005. As expected, the slowdown in residential lot sales that we experienced in the second half of 2005 due to the impact of rising interest rates and building material costs has persisted into 2006; however, we are pleased with the level of interest in commercial property in Chenal Valley. Equity in Del-Tin Fiber increased $1 million compared to the first quarter a year ago, which included the financial impact of a fire in the plant. We utilized the cash flow generated by operations during the first quarter to fund our capital expenditure program and reduce long-term debt by another $3.5 million. For the remainder of 2006, our focus will be on achieving the performance goals set for each segment of the business.”

Operating income for Deltic’s Woodlands segment was $8.5 million in the first quarter of 2006, an increase of $1.7 million when compared to $6.8 million for the same period a year ago. Pine sawtimber harvest levels increased 34,713 tons to 213,915 in the first quarter of 2006 when compared to the first quarter of 2005. Deltic’s average pine sawtimber price was $47 per ton, a $4 per ton increase from $43 for 2005’s first quarter.

The Company’s Mills segment earned $1.6 million in 2006’s first quarter, a decrease of $.1 million when compared to the corresponding quarter of 2005. Finished lumber sales price decreased $6, or two percent, to $364 per thousand board feet. Lumber sales volume increased from 68.8 million board feet to 71.7 million in the current quarter due primarily to an 11 percent increase in lumber production resulting mainly from an improvement in hourly lumber productivity rates.

The Real Estate segment earned $.7 million in the first quarter of 2006, which compares to $1 million for the same quarter of 2005. Results for the 2005 period included a sale of .99 acres of commercial property at $632,600 per acre, while no commercial sales occurred in the first quarter of 2006. Residential lot sales totaled 27 lots, a decrease of 10 compared to the first quarter of 2005, but the average lot price of $105,100 increased $32,700 per lot, or 45 percent, due primarily to sales mix.

Corporate operating expense was $3.5 million for 2006’s first quarter, which compares to $3 million for the corresponding period of 2005. The increase was primarily the result of higher general and administrative expenses, which included the impact of adoption of fair-value accounting for stock-based compensation during the first quarter of 2006. Deltic’s equity in Del-Tin Fiber was income of $.3 million for the current-year quarter, an improvement of $1 million from a loss of $.7 million for the first quarter of 2005 which included the cost to repair damage caused by a fire in the plant and the impact of the resulting temporary production curtailment. Income tax expense increased $.8 million to $2.5 million, due primarily to the increased pretax income.

Capital expenditures were $3.9 million for the first quarter of 2006, and expenditures for the same period of 2005 totaled $5.4 million.

In regard to the outlook for the second quarter and year of 2006, Mr. Dillon stated, “We currently anticipate the pine sawtimber harvest to be 125,000 to 150,000 tons and 550,000 to 575,000 tons, respectively. Finished lumber production and sales volumes are estimated at 75 to 85 million board feet for the second quarter and 300 to 315 million feet for the year, but these volumes are dependent upon market conditions. Residential lot sales are projected at 25 to 35 lots and 140 to 175 lots for the second quarter and year of 2006, respectively.”

Statements included herein that are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” within the meaning of the Federal Securities Laws. Such statements reflect the Company’s current expectations and involve certain risks and uncertainties. Actual results could differ materially from those included in such forward-looking statements. Factors that could cause such differences include, but are not limited to, the cyclical nature of the industry, changes in interest rates and general economic conditions, adverse weather, cost and availability of materials used to manufacture the Company’s products, and the other risk factors described from time to time in the reports and disclosure documents filed by the Company with the Securities and Exchange Commission.

Deltic will hold a conference call on Wednesday, April 26, 2006 at 10:00 a.m. Central Time to discuss first quarter 2006 earnings. Interested parties may participate in the call by dialing 1-800-319-9003. The call will also be broadcast live over the Internet and can be accessed through the Investor Relations section of the Deltic website at www.deltic.com. Online replays of the call will be available through the Deltic website, and a recording of the call will be available until 11:59 p.m. Central Time on Tuesday, May 9, by dialing 1-888-203-1112 and referencing replay passcode identification number 8648862.

Summary financial data and operating statistics for the first quarter of 2006 with comparisons to 2005 are contained in the following tables.

Deltic Timber Corporation

SEGMENTAL RESULTS OF OPERATIONS (Unaudited)

(Millions of dollars)

	Three Months Ended March 31, 2006		Three Months Ended March 31, 2005
	Net Sales	Operating Income	Net Sales	Operating Income
Woodlands	$12.3	8.5	9.7	6.8
Mills	30.9	1.6	30.2	1.7
Real Estate	4.8	0.7	5.0	1.0
Corporate	—	(3.5)	—	(3.0)
Eliminations	(6.8)	0.0	(5.5)	(0.2)

Total net sales/operating income	$41.2	7.3	39.4	6.3

Deltic Timber Corporation

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(Thousands of dollars, except per share amounts)

	Three Months Ended March 31,
	2006	2005
Net sales	$41,246	39,435

Costs and expenses
Cost of sales	26,399	26,822
Depreciation, amortization, and cost of fee timber harvested	3,738	2,957
General and administrative expenses	3,819	3,324

Total costs and expenses	33,956	33,103

Operating income	7,290	6,332

Equity in Del-Tin Fiber	363	(715)
Interest income	34	25
Interest and other debt expense	(1,392)	(1,403)
Other income/(expense)	52	—

Income/(loss) before income taxes	6,347	4,239

Income taxes	(2,514)	(1,692)

Net income/(loss)	$3,833	2,547

Earnings per common share
Basic	$0.31	0.21
Assuming dilution	$0.31	0.21

Dividends per common share	$0.0750	0.0625

Average common shares outstanding (thousands)	12,367	12,227

Deltic Timber Corporation

BALANCE SHEET DATA

(Thousands of dollars)

	(Unaudited) Mar. 31, 2006	Dec. 31, 2005
Working capital	$8,323	7,027
Total assets	317,050	316,327
Long-term debt	71,000	74,500
Stockholders’ equity	204,185	198,244

OTHER DATA (Unaudited)

	Three Months Ended March 31,
	2006	2005
Capital expenditures - thousands of dollars
Woodlands	$791	1,119
Mills	2,223	2,692
Real Estate	865	1,544
Corporate	15	54

Total	$3,894	5,409

Net cash provided by operating activities - thousands of dollars	$8,761	9,211

Woodlands
Pine sawtimber harvested from fee lands - tons	213,915	179,202
Pine sawtimber price - per ton	$47	43

Timberland sales - acres	—	—
Timberland sales price - per acre	$—	—

Mills
Finished lumber sales - thousands of board feet	71,733	68,752
Finished lumber price - per thousand board feet	$364	370

Real Estate
Residential
Lots sold	27	37
Average sales price - per lot	$105,100	72,400

Commercial
Acres sold	—	0.99
Average sales price - per acre	$—	632,600